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                                                                     EXHIBIT 4.1


                                 THIRD AMENDMENT
                                     TO THE
                 1995 STOCK PLAN FOR EMPLOYEES AND DIRECTORS OF
                               SPEEDFAM-IPEC, INC.
                         AS AMENDED AS OF APRIL 6, 1999

         Pursuant to Section 15 of the 1995 Stock Plan for Employees and Directors of SpeedFam-IPEC, Inc., as amended as of April 6, 1999, as follows:

         1. The title of the plan shall be changed to "1995 STOCK PLAN FOR EMPLOYEES AND DIRECTORS OF SPEEDFAM-IPEC, INC. AS AMENDED AS OF OCTOBER 13, 2000."

         2. Paragraph 2.b. shall be amended by substituting "5,300,000" for "3,300,000."

         3. Paragraph 3.b. shall be amended by inserting after the phrase "and to make all other determinations deemed necessary or advisable for the administration of the Plan" the following: "Notwithstanding the foregoing, the Committee will not have the authority to reprice any options without (i) the consent of a majority of the stockholders present at an annual or special meeting or represented by proxy and entitled to vote on the proposal at the annual or special meeting or (ii) the written consent of the stockholders in accordance with the Company's bylaws."

         4. Paragraph 4.e. shall be amended by substituting "5,300,000" for "3,300,000" and by substituting the sentence "Each Eligible Director Stock Option granted to an Eligible Director on or after October 13, 2000 shall be immediately exercisable and fully vested" for the sentences reading "Each Eligible Director Stock Option granted to an Eligible Director shall be exercisable as follows with respect to twenty percent (20%) of the Common Stock covered thereby during the ten (10) year period commencing one (1) year following the date of grant; with respect to an additional twenty percent (20%) of the Common Stock covered thereby during the ten (10) year period commencing two (2) years following the date of grant; with respect to an additional twenty percent (20%) of the Common Stock covered thereby during the ten (10) year period commencing three (3) years following the date of grant; with respect to an additional twenty percent (20%) of the Common Stock covered thereby during the ten (10) year period commencing four (4) years following the date of grant; and with respect to the remaining twenty percent (20%) of the Common Stock covered thereby during the ten (10) year period commencing five (5) years following the date of grant. The foregoing formula can only be amended to the extent permitted by Rule 16b-3, as amended, under the Exchange Act and may not be amended more than once every six months other than to comport with changes in the Code, ERISA, or the rules thereunder."

         IN WITNESS WHEREOF, this Third Amendment has been executed by SpeedFam-IPEC, Inc. on this 13th day of October, 2000.

                                         SPEEDFAM-IPEC, INC.

                                     By: /s/ J. Michael Dodson
                                        ---------------------------------------
                                         J. Michael Dodson
                                         Secretary and Chief Financial Officer
                                         (Principal Financial Officer)

                                     By: /s/ G. Michael Latta
                                        ---------------------------------------
                                         G. Michael Latta
                                         Corporate Controller
                                         (Principal Accounting Officer)